SUBRORDINATED NOTE
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No. 1 of 4 Notes                                           As of April 23 , 2003

     THIS NOTE IS ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 (THE "ACT") AND QUALIFICATION
     PROVISIONS OF APPLICABLE STATE SECURITIES LAWS. NEITHER it NOR THE SHARES OF COMMON STOCK FOR WHICH IT CAN BE REFEEMED MAY BE SOLD, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED PURSUANT TO THE SECURITIES ACT AND QUALIFIED UNDER APPLICABLE STATE LAW OR, IN THE OPINION OF COUNSEL TO PAYOR, AN EXEMPTION THEREFROM IS AVAILABLE.

Issued Pursuant to an assignment dated April 23 , 2003 by Gary Eichsteadt, located at 5710 CoCo Palm Drive, Tamarac, Florida 33319 to CNE Group, Inc., for all of the right, title and interest in and to inventions covered by U.S. Patent No. 6,060,979 issued on May 9, 2000 for "Call box apparatus"

1. FOR VALUE RECEIVED, CNE Group, Inc., a Delaware Corporation, (hereinafter referred to as the "Payor" ), promises to pay Gary Eichsteadt, resident in the State of Florida, (hereinafter referred to as "Payee," which term, except for the provisions of Paragraph 2 below, shall include any subsequent holder of this Note or any portion thereof) the principal sum of five hundred thousand dollars ($500,000) on October 31, 2008 (with the right to make payment earlier, as hereinafter provided), with interest payable at the dates and in the amounts hereinafter set forth for such time as said principal sum or any part thereof may remain unpaid. Both principal and interest are payable at 5710 CoCo Palm Drive, Tamarac, Florida 33319 or at such other place as may be designated in writing by Payee.. This note is one of four notes aggregating in total principal amount of two million ($2,000,000) dollars, all dated 2003, and having the same maturity and the same provisions relative to interest (the notes of such series being hereinafter sometimes called "those notes").

This note was issued pursuant to the terms of an Asset Purchase Agreement of even date by and between the Payor and Payee and is subject to the setoff provisions set forth therein.

2. The Notes shall be secured by all of the assets of Payor and certain of its subsidiaries in accordance with the terms of that certain Pledge Agreement dated as of the date hereof between Payor and Payee, and is entitled to the benefits of and security provided under the Pledge Agreement. The security provided for in this Paragraph shall terminate in accordance with the terms of the Pledge Agreement. This Note and the Pledge Agreement are sometimes collectively referred to herein as the "Credit Documents."

3. The annual interest rate herein shall be eight percent (8%) payable in arrears quarter annually on the first day of July, October, January, and April. The first interest payment shall be due July 1, 2003.

4. Payments are to be made payable to the order of Payee.

5. Payor may at any time or from time to time make a voluntary prepayment, whether in full or in part, of this Note, without premium or penalty.

6. If this Note is not paid when due, the undersigned further promises to pay all costs of collection and reasonable attorney's fees incurred by the Payee, whether or not suit is filed hereon.

7. Any waiver of any rights under this Note is neither valid nor effective unless made in writing and signed by the Payee of this Note.

8. No delay or omission on the part of the Payee of this Note in exercising any right shall operate as a waiver thereof or of any other right.

9. A waiver by the Payee of this Note upon any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.

10. Should any one or more of the provisions of this Note be determined illegal or unenforceable, all other provisions shall nevertheless remain effective.

11. This Note cannot be changed, modified, amended, or terminated orally.

12. If default shall be made in the payment of interest or principal hereunder, and shall be continuing, then the entire unpaid balance hereof may, at the option of Payee, by written notice to the Payor and to any financial institution, entity or person then providing funds to the Payor under a loan agreement or credit facility, or debt instrument ("Financier"), be declared due and payable, unless within ten (10)



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

business days after such notice the default is cured. Such notice shall be deemed given three (3) days after having been deposited in the United States Mail, pre-paid, properly addressed and sent by certified or registered mail to the particular addressee, return receipt requested.

13. Anything contained herein to the contrary notwithstanding, the indebtedness evidenced by this Note and all interest thereon shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all indebtedness of the Payor to Financier, which term shall include any other lender, whenever arising, due or to become due, and any and all renewals thereof, whether arising under any Loan and Security Agreement between Payor and Financier (the "Financier Agreement"), by operation of law, or otherwise, or to any financial institution then providing funds to the Payor (such indebtedness being sometimes hereinafter referred to as "Senior Debt"). Notwithstanding the foregoing, Senior Debt with respect to Payor or any subsidiary thereof shall not include (i) any Indebtedness of Payor to any such subsidiary for money borrowed or advanced from such subsidiary, and (ii) any Indebtedness representing the redemption price of any preferred stock. "Indebtedness," as applied to any entity means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such entity or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, if and to the extent that such indebtedness would appear as a liability upon a balance sheet of such entity prepared on a consolidated basis in accordance with generally accepted accounting principles. Senior Debt must be paid in accordance with the terms thereof before this Note may be paid. Upon request of Payor Payee shall execute such subordination agreements with holders of Senior Debt as shall be reasonably requested. Anything to the contrary notwithstanding the holders of the 10% Notes in the principal amount of $1,250, 0000 and holders of any debt securities issued by Payor to obtain up to an additional $3,000,000 in financing shall be included in the definition of Financier and the debt held by them shall constitute Senior Indebtedness.

     (a) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to Payor, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of Payor, whether or not involving insolvency or, and in the event of any execution sale, then the holders of Senior Debt shall be entitled to receive payment in full of all principal of and interest on all Senior Debt (including any such interest which may accrue after the commencement of any such proceedings), before Payee



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

     is entitled to receive any payment on account of principal of or interest on, this Note or enforce the terms of the Pledge Agreement.

     (b) In the event that this Note is declared due and payable before its expressed maturity because of the occurrence of a default hereunder (under circumstances when the provisions of clause (a) above shall not be applicable), the holders of Senior Debt shall be entitled to receive payment in full of all principal and interest on all Senior Debt (including any such interest which may accrue after the commencement of any such proceedings referred to in clause (i) above) before Payee is entitled to receive any payment on account of the principal of or premium, if any, or interest on this Note or enforce the terms of the Pledge Agreement.

     (c) In the event that any default shall occur and be continuing in the payment of the principal of, or premium, if any, or interest on, any Senior Debt, under a Financier Agreement or otherwise, the holders of Senior Debt shall be entitled to receive payment in full of all principal of and interest on senior debt (including any such interest which may accrue after the commencement of any proceedings referred to in clause (i) above) before the Payee is entitled to receive any payment on account of the principal of, or premium, if any, or interest on this Note or enforce the terms of the Pledge Agreement.

     (d) Should any payment or distribution be made to Payee which the holders of the Senior Debt shall be entitled to receive prior payment thereof under the foregoing provisions, the same shall be forthwith delivered to the holders of the Senior Debt and, until so delivered, shall be held by Payee, in trust, as property of the holders of the Senior Debt. No current or future holder of Senior Debt shall be prejudiced in his right to enforce subordination of this Note by any act or failure to act on the part of Payor.

14. In furtherance of the subordination provided for herein, Payee hereby grants to the holders of the Senior Debt irrevocable authority, after any default in the payment of any amounts due on the Senior Debt or in any event specified in clauses 13 (a), (b) or (c) above, to demand, collect, or file proofs of claim in any proceeding described in clause (i) above with respect to, any and all moneys due or to become due on account of this Note.

15. The subordination provisions of this Note are solely for the purpose of defining the relative rights


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

of the holders of Senior Debt on the one hand and Payee on the other hand, and nothing herein shall impair as between Payor and Payee the obligation of Payor, which is unconditional and absolute, to pay to Payee the principal thereof and interest thereon in accordance with the terms of this Note, or, except as provided herein, shall anything herein prevent Payee from declaring the Note to be due and payable before its expressed maturity because of the occurrence of a default hereunder or, in connection therewith, from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, all subject to the rights of holders of Senior Debt to cash, securities or other property otherwise payable or deliverable to Payee.

16. Payor agrees, for the benefit of the holders of Senior Debt, that in the event that this Note is declared due and payable before its expressed maturity because of the occurrence of a default hereunder (a) Payor will give prompt notice in writing of such events to the holders of Senior Debt, and (b) all Senior Debt shall forthwith become immediately due and payable upon written demand regardless of the expressed maturity thereof.

17. Conversion:

     (a) Subject to and in compliance with the provisions hereof, the Payor shall have the right, upon Payor's written notification to Payee after April 30, 2008 and before October 31, 2008, to convert all or any portion of the outstanding principal amount of this Note, and all accrued and unpaid interest thereon, into such number of shares of Common Stock (the shares of Common Stock issuable upon conversion of, and issuable in lieu of interest payments on, this Note are hereinafter referred to as the "Conversion Shares") as shall equal the quotient obtained by dividing (x) the principal amount of this Note and any accrued but unpaid interest to be converted by (y) the Applicable Conversion Price (as hereinafter defined), upon surrender of this Note by Payee.

     (b) For purposes hereof the term "Applicable Conversion Price" shall mean the Average Closing Price (as hereinafter defined). For purposes hereof the "Average Closing Price" with respect to any conversion elected to be made by Payor shall be the average of the daily closing bid prices (each such price is referred to individually as a "Floating Reference Price" and, collectively, as the "Floating Reference Prices") during the thirty (30) trading days immediately preceding the date on which Payor gives Payee a written notice of Payor's election to convert any outstanding principal of, and accrued interest on, this Note. The closing bid price on any trading day shall be, if the Common Stock is then




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

     listed or quoted on either the American Stock Exchange, the NASDAQ SmallCap Market or the NASDAQ National Market, the reported closing bid price for the Common Stock as reported by Bloomberg, L.P. ("Bloomberg") or The Wall Street Journal (the "Journal") on such day (or, if not so reported but the Common Stock is quoted in the over-the-counter market, another recognized exchange, or on the pink sheets, the last reported bid price thereof on such date). If the prices of the Common Stock cannot be calculated on such date on any of the foregoing bases, such prices on such date shall be determined by Payor's Board of Directors which amount shall be conclusive absent fraud or manifest error. "Trading day" shall mean any day on which Payor's Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded. Not withstanding anything to the contrary set forth above the Applicable Conversion Price shall not be less than one dollar ($1.00) per share unless the reduction in value is due to adjustments set forth below in Paragraph 18.

     18. Adjustments to the Securities. In case of any consolidation of Payor with, or merger of Payor with, or merger of Payor into, another corporation
(other  than  a   consolidation   or  merger   which  does  not  result  in  any
reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to Payee a supplemental conversion agreement providing that Payee shall have the right thereafter to receive, upon Conversion of this Note, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Payee's Common Stock for which this Note might have been converted immediately prior to such consolidation or merger. Such supplemental conversion agreement shall provide for adjustments which shall be identical to the adjustments provided in Paragraph 18, subparagraphs a and b above.

     19. Payor shall deliver the certificates representing the shares underlying the conversion to Payee within fifteen (15) business days after Payor has notified Payee of Payor's intent to exercise the conversion right, against delivery of the Note by Payee to Payor. In the event that less than the outstanding principal of the Note shall be converted as provided herein, in addition to the certificates representing the converted shares, the Payor shall deliver to Payee a new note with the same terms and conditions of the this Note in a principal amount equal to the unconverted portion of this Note. The shares to be delivered upon the conversion the conversion of this Note as provided herein are the shares of Payor's common stock for which the 2,000,000 Series C Preferred shares of the Payor may be redeemed that are held in escrow for this purpose in accordance with a certain escrow agreement of even date




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

among Michael Gutowski,  Carol Gutowski, Payee and Thomas Sullivan with Lawrence
D. Greenberg, Esq. as escrow agent.

20. This Note shall be governed as to validity, interpretation, construction, effect, and in all other respects, by the laws and judicial decisions of the State of Florida, where it is initially payable.

                                                  CNE Group, Inc.

                                                  By:___________________________
                                                     George W. Benoit

                                                  Title: Chief Executive Officer






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